EXHIBIT 10.1

RAB SPECIAL SITUATIONS (MASTER) FUND LIMITED
and
APOLLO GOLD CORPORATION

FIRST AMENDING AGREEMENT
February 16, 2009

AMENDING AGREEMENT

First amending agreement dated February 16, 2009 between RAB Special Situations (Master) Fund Limited (“RAB”) and Apollo Gold Corporation (“Apollo”).

RECITALS:

(a)
RAB and Apollo have entered into a subscription agreement (the “Subscription Agreement”) dated February 19, 2007 in which RAB subscribed for US$4,290,000 principal amount of unsecured convertible debentures (the “Debentures”). Each US$1,000 principal amount amount of the Debentures is convertible, at the option of the holder before the Debentures mature, into 2,000 common shares of Apollo and accompanied by 2,000 common share purchase warrants (the “Debenture Warrants”);

(b)
On February 23, 2007, Apollo issued to RAB debenture certificate number 2007-1 representing US$4,290,000 principal amount of the Debentures and warrant certificate number # 2007-01-01 representing 8,580,000 Debenture Warrants;

(c)	RAB and Apollo wish to amend the Debentures and the Debenture Warrants as provided in this first amending agreement.

In consideration of the above and the mutual agreements contained in this amending agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows:

Section 1	Defined Terms.

Capitalized terms used in this amending agreement that are not defined in it have the meanings given to them in the Debentures or Debenture Warrants, as the case may be.

Section 2	Amendments to the Debentures.

The Debentures are hereby amended as follows:

(a)	The definition of “Maturity Date” as set out in Section 1.1 of the Debentures is hereby deleted and replaced with the following:

“Maturity Date” means February 23, 2010.

(b)	The definition of “Maturity Date” as set out in Section 2.1(a) of the Debentures is hereby amended so that February 23, 2009 now becomes February 23, 2010.

(c)	Section 1.1 of the Debentures is hereby amended by adding the following:

(q)
“U.S. Dollar Equivalent“ means, on any day with respect to an amount of Canadian Dollars, the equivalent amount of U.S. Dollars determined by using the noon rate quoted by the Bank of Canada  on its web page to provide U.S. Dollars in exchange for Canadian Dollars on such day.

(d)	Section 3.1(b) of the Debentures is hereby deleted and replaced with the following:

(b)
1.5% per month for the final 24 months prior to the Maturity Date (18% per annum simple interest not compounded), in like money at the said place, calculated and payable yearly in arrears (less any tax required by law to be deducted) with the payment due on February 23, 2009 and February 23, 2010.

(e)	A new Section 3.1(c) shall be added to the Debentures as follows:

(c)
On February 23, 2009, the Corporation shall repay US$772,200 in accrued interest (the “Accrued Interest”) to the Holder and the Corporation shall have the option to repay by way of cash or common shares of the Corporation.  If the Corporation elects to pay the Accrued Interest by issuing common shares of the Corporation (the “Interest Conversion Shares”) to the Holder, the number of Interest Conversion Shares to be issued shall be determined by dividing the amount of the Accrued Interest by the U.S. Dollar Equivalent of the five-day volume weighted average price of the common shares of the Corporation as traded on the Toronto Stock Exchange as measured for the five day period ending February 23, 2009.

(f)	Section 5.1 of the Debentures is hereby amended so that the reference to February 23, 2009 shall now become February 23, 2010.

(g)	Except as expressly amended hereby, the Debentures are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3	Amendments to the Debenture Warrants.

The Debenture Warrants are hereby amended as follows:

(a)
The definition of “Expiry Date” as set out in the preamble paragraph is hereby amended so that February 23, 2009 now becomes the date that is one (1) year after the effective date of the amendments to the Debenture Warrants.

(b)	The definition of “Exercise Price” as set out in the preamble paragraph is hereby amended so that US$0.50 now becomes US$0.25.

(c)	The Exercise Price referenced in Schedule “A” to the Certificate representing the Debenture Warrants, the Subscription Form, is hereby amended so that US$0.50 now becomes US$0.25.

(d)
Except as expressly amended hereby, the Certificate representing the Debenture Warrants is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 4	Consideration for Amending Agreement.

In order to induce RAB to enter into this first amending agreement, Apollo agrees to the following:

(a)	Apollo will issue to RAB 2,000,000 common shares (the “Consideration Shares”) on February 23, 2009.

(b)	Apollo will use its commercially reasonable best efforts to:

(i)
obtain all required stock exchange approvals for the amendments to the Debentures and Debenture Warrants and listing of the Consideration Shares and any Interest Conversion Shares on the Toronto Stock Exchange and the NYSE Alternext US (formerly the American Stock Exchange);

(ii)
issue the Consideration Shares and any Interest Conversion Shares as free trading shares, or enter into a registration rights agreement with RAB in respect of the Consideration Shares and any Interest Conversion Shares and prepare and file or cause to be prepared and filed with the United States Securities and Exchange Commission (“SEC”) a registration statement in respect of the resale of the Consideration Shares and any Interest Conversion Shares ; and

(iii)
prepare and file or cause to be prepared and filed with the SEC a registration statement on Form S-3 (or other appropriate form) in respect of the resale of the common shares issuable upon conversion of the Debentures or exercise of the Debenture Warrants.

Section 5	Confidentiality.

RAB agrees to keep the terms of this first amending agreement confidential between the parties, subject to any required disclosures under applicable Canadian and U.S. securities laws.

Section 6	Entire Agreement.

This amending agreement constitutes the entire agreement between the parties with respect to the amendments contemplated in this amending agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, the purpose of which were to amend the Debentures and the Debenture Warrants. The parties have not relied and are not relying on any other information, discussion or understanding in implementing the amendments contemplated by this amending agreement.

Section 7	Successors and Assigns.

This amending agreement becomes effective when executed by all of the parties. After that time, it is binding upon and enures to the benefit of the parties and their respective successors and permitted assigns.

Section 8	Governing Law.

This amending agreement is governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario.

Section 9	Counterparts.

This amending agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together constitute one and the same instrument.

IN WITNESS WHEREOF The parties have executed this amending agreement.

RAB SPECIAL SITUATIONS (MASTER) FUND LIMITED

By:	Name: /s/ Benjamin Hill
Name: /s/ Jake Leavesley
Title: Authorized signatories for RAB Capital plc for and on behalf of RAB Special Situations (Master) Fund Limited

Apollo Gold Corporation
By:	/s/ R. D. Russell
Name: R. David Russell
Title: Authorized Signatory President and CEO